Exhibit 16.1

August 17, 2012

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated August 17, 2012 of FluoroPharma Medical Inc. and are in agreement with the statements insofar as they relate to our firm.

We have no basis to agree or disagree with the other statements of the registrant contained therein.